Exhibit 10.34

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED (INDICATED BY: [***]) FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL

EXECUTION VERSION

FIRST AMENDMENT OF ROYALTY PURCHASE AGREEMENT

This First Amendment of Royalty Purchase Agreement (this “Amendment”) is entered into as of June 3, 2024 by and between LadRx Corporation (formerly known as CytRx Corporation), a Delaware corporation (the “Seller”), and XOMA (US) LLC, a Delaware corporation (the “Buyer”). The Seller and the Buyer are referred to in this Amendment individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein and not otherwise defined shall have the respective meanings given to such terms in the Agreement (defined below).

RECITALS

WHEREAS, the Seller and Licensee (defined below) entered into the License Agreement (defined below);

WHEREAS, the Seller and the Buyer entered into that certain Royalty Purchase Agreement dated June 21, 2023 (the “Agreement”), wherein the Seller sold the Purchased Assets to the Buyer;

WHEREAS, the Seller and Licensee mutually desire to terminate the License Agreement pursuant to Section 8(b) of the License Agreement (such termination, the “Mutual Termination”);

WHEREAS, in consideration for the Buyer’s consent to the Mutual Termination under Section 6.11 of the Agreement, the Seller has agreed to amend the Agreement to account for such Mutual Termination; and

WHEREAS, the Parties desire to amend the Agreement in accordance with the terms set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the Parties hereby agree to be legally bound as follows:

1.	All references herein to paragraph or section location or schedules shall relate to the corresponding paragraph or section or schedule in the Agreement.

2.	The following defined terms are hereby deleted in their entirety and replaced as follows:

a.	““License Agreement” means (i) that certain Exclusive License Agreement, dated and effective as of July 27, 2017, as modified by that certain Reimbursement Agreement dated and effective as of October 3, 2017, and that certain Addendum to License Agreement, dated and effective as of September 27, 2018, by and between the Seller and Licensee, and (ii) any New License Agreement, in each case ((i) and (ii)) as may be further amended, modified or supplemented from time to time.”

b.	““Licensed Product” shall (i) have the meaning ascribed thereto in Section 1 of the License Agreement, (ii) in the case of a synthetic royalty purchase agreement entered into by and between the Seller and the Buyer in accordance with Section 6.17(a)(i), have the meaning ascribed to such term or the analogous term for “licensed product” or any comparable concept as defined in such synthetic royalty purchase agreement, and (iii) in the case of a New Arrangement entered into by the Seller in accordance with the terms hereof, have the meaning ascribed to such term or the analogous term for “licensed product” or any comparable concept as defined in the applicable New License Agreement, including, for clarity, in each case ((i), (ii), and (iii)), Aldoxorubicin.”

c.	““Licensee” means (i) NantCell, Inc. together with its parent company, ImmunityBio, Inc. and any successor thereof, as permitted pursuant to the terms of this Agreement and the License Agreement, and (ii) any licensee party to any New License Agreement.”

3.	The following defined terms are hereby added as new provisions in Section 1.1 of the Agreement:

a.	““New Arrangement” is defined in Section 6.17(a)(iii).”

b.	““New License Agreement” is defined in Section 6.17(b).”

c.	““Other Payments” means all payments payable to the Seller under the License Agreement, excluding any payments included in the calculations with respect to the Royalty payments and Milestone Payments, multiplied by [***].”

d.	““Third Party” means any Person other than the Buyer, the Seller or any of their respective Affiliates.”

4.	The definition of “FDA Approval” is hereby deleted in its entirety.

5.	Section 2.2 is hereby deleted in its entirety and replaced as follows:

“Section 2.2[reserved].”

6.	The last sentence of Section 6.10(c) of the Agreement is hereby deleted.

7.	The following is hereby added as new Section 6.17 of the Agreement:

“Section 6.17New Arrangements.

(a)Without limiting the provisions of this Article 6 or any other rights or remedies the Buyer may have under this Agreement, if (x) Licensee communicates a desire or intent to terminate the License Agreement, (y) Licensee sends a notice of termination of the License Agreement, or (z) the License Agreement is terminated, in each case ((x), (y), and (z)), in whole or in part and prior to the expiration of the License Agreement in accordance with Section 8(a) of the License Agreement:

(i)The Buyer and the Seller shall discuss and consider in good faith the scope of the Seller’s commercialization capabilities (including consideration of the ability of the Seller or an Affiliate to maximize Licensed Product sales) as of such time and, if the Buyer and the Seller, acting reasonably, mutually agree that the Seller’s commercialization capabilities are sufficient to commercialize a Licensed Product in part or all of the Territory, then the Seller may elect to use commercially reasonable efforts (itself or via an Affiliate) to commercialize a Licensed Product itself in part or all of such portion of the Territory, prior to the first commercial sale of such Licensed Product, the parties hereto shall enter into a synthetic royalty purchase agreement that contains substantially similar economic terms and conditions as the economic terms and conditions of this Agreement; provided, however, that the Seller agrees to make quarterly royalty payments under such synthetic royalty purchase agreement in an amount payable to the Buyer equal to the amount of all aggregate net sales of Licensed Products during each calendar quarter multiplied by [***]. The Seller and the Buyer shall cooperate with one another to make mutually agreed amendments to this Agreement in connection with such funding arrangement, as applicable.

(ii)If the Seller does not elect to commercialize a Licensed Product in any portion of the Territory or the Buyer and the Seller mutually conclude, after good faith discussion and consideration, that there is any portion of the Territory in which the Seller lacks the requisite capabilities to commercialize a Licensed Product, then, the Seller shall use commercially reasonable efforts to negotiate a license under the Licensed Patents with a Third Party, pursuant to which such Third Party will be granted rights to research, develop, manufacture, use, market, sell, offer for sale, import, distribute, or otherwise exploit the Licensed Products in the Territory for any purpose that Licensee would have been permitted to research, develop, manufacture, use, market, sell, offer for sale, import, distribute, or otherwise exploit the Licensed Products in the Territory under the License Agreement, subject to rights retained by Licensee following such termination pursuant to Section 8(g) of the License Agreement (such license, a “New Arrangement”).

(b)Without limiting Section 6.17(a), the Seller agrees to execute and deliver a new license agreement to the applicable Third Party (each, a “New License Agreement”) effectuating such New Arrangement that satisfies the foregoing requirements of Section 6.17(a). Thereafter, (i) each New License Agreement shall be included for all purposes in the definition of “License Agreement” under this Agreement; (ii) any payments that are comparable to the Royalty or the Milestone Payments under such New License Agreement and any rights similar shall be included for all purposes under this Agreement, provided that, (A) the definition of Royalty under this Agreement shall be amended and replaced, as follows: ““Royalty” means all payments payable to Seller under the License Agreement with respect to Net Sales of a Licensed Product multiplied by [***].” and (B) the definition of Milestone Payments under this Agreement shall be amended and replaced, as follows: ““Milestone Payments” means [***] of any milestones payable to the Seller under the  License Agreement.”; (iii) any other cash payments (which for the avoidance of doubt shall not include any payments of reimbursements, payments of advances, or other similar payments, in each case, which cover costs incurred by the Seller) payable under such New License Agreement and any rights similar shall be included for all purposes under this Agreement, provided that, (A) clause (i) of the definition of Purchased Receivables under this Agreement shall be amended and replaced as follows: “(i) all Royalty payments, Milestone payments and Other Payments;” and (B) clauses (iii), (iv), (v), and (vi) of the definition of Purchased Receivables under this Agreement shall be amended to replace the references to the sections of the License Agreement therein with the corresponding sections of the New License Agreement, if necessary; and (iv) the Seller’s and the Buyer’s rights and obligations under this agreement in respect of the License Agreement shall apply in respect of their rights and obligations under the New License Agreement mutatis mutandis, in each case without any further action by the parties hereto to amend this Agreement or the Bill of Sale.”

8.	Section 9.2 of the Agreement is hereby deleted in its entirety and replaced as follows:

“Section 9.2Automatic Termination.  Unless earlier terminated as provided in Section 9.1, this Agreement shall continue in full force and effect until sixty (60) days after the full satisfaction of any amounts due under the License Agreement to the Seller and any payments in respect of the Purchased Receivables due under this Agreement to the Buyer, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination; provided, however, that if the Seller executes a New License Agreement under Section 6.17, then (a) the Seller shall provide the Buyer with written notice thereof and a copy of the New License Agreement no later than five (5) days after such execution, and (b) within ten (10) days from the date of the Buyer's receipt of such notice, the Buyer and the Seller shall enter into a new royalty purchase agreement on substantially similar terms as this Agreement, as modified pursuant to Section 6.17(b).

9.	Section 9.3 of the Agreement is hereby deleted in its entirety and replaced as follows:

“Section 9.3 Survival. Notwithstanding anything to the contrary in this Article 9, the following provisions shall survive termination of this Agreement: Section 6.1 (Disclosures), Section 6.2 (Payments Received in Error; Interest), Section 6.17 (New Arrangements), Article 7 (Confidentiality), Article 8 (Indemnification), Section 9.2 (Automatic Termination), Section 9.3 (Survival) and Article 10 (Miscellaneous). Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.”

10.	The provisions of Article 10 of the Agreement (except for Section 10.2 of the Agreement) are hereby incorporated by reference into this Amendment, mutatis mutandis.

11.	Except as expressly amended by this Amendment, all other terms of the Agreement shall continue in full force and effect and in accordance with its terms.

(The remainder of this page is intentionally left blank. The signature page follows.)

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

LADRX CORPORATION

By:	/s/ Stephen Snowdy

Name:	Stephen Snowdy

Title:	Chief Executive Officer

XOMA (US) LLC

By:	/s/ Bradley Sitko

Name:	Bradley Sitko

Title:	Authorized Person

[Signature Page to First Amendment of Royalty Purchase Agreement]